FUND ACCOUNTING SERVICING AGREEMENT


     This contract between the AMquest Matrix Funds,
Inc., a Maryland corporation (hereinafter called the "Company") and Firstar Trust Company, a Wisconsin corporation (hereinafter called "FTC") is entered into on this 27th day of September, 1996.

     WHEREAS, the Company is an open-ended management investment company registered under the Investment
Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Company is authorized to create separate series, each with its own separate investment portfolio;

     WHEREAS, FTC is in the business of providing, among other things, mutual fund accounting services to investment companies; and

     WHEREAS, the Company desires to retain FTC to provide accounting services to each series of the Company listed on Schedule A attached hereto
(hereinafter collectively called the "Funds"), as may be amended from time to time.

     NOW, THEREFORE, the parties do mutually promise and agree as follows:

     1.   Services.  FTC agrees to provide the
following mutual fund accounting services to the Company and each of the Funds:

          A.   Portfolio Accounting Services:

                    (1)  Maintain portfolio records on
          a trade date +1 basis using security trade information communicated from the investment manager on a timely basis.

                    (2)  For each valuation date,
          obtain prices from a pricing source approved by the Board of Directors of the Company and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors of the Company shall approve, in good faith, the method for determining the fair value for such securities.

                    (3)  Identify interest and dividend
          accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

                    (4)  Determine gain/loss on
          security sales and identify them as to short-short, short- or long-term status; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

                    B.   Expense Accrual and Payment
               Services:

                    (1)  For each valuation date,
          calculate the expense accrual amounts as directed by the Company as to methodology, rate or dollar amount.

                    (2)  Record payments for Fund
          expenses upon receipt of written
          authorization from the Company.

                    (3)  Account for Fund expenditures
          and maintain expense accrual balances at the level of accounting detail, as agreed upon by FTC and the Company.

                    (4)  Provide expense accrual and
          payment reporting.

                    C.   Fund Valuation and Financial
               Reporting Services:

                    (1)  Account for Fund share
          purchases, sales, exchanges, transfers,
          dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

                    (2)  Apply equalization accounting
          as directed by the Company.

                    (3)  Determine net investment
          income (earnings) for each Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                    (4)  Maintain a general ledger and
          other accounts, books and financial records for each Fund in the form as agreed upon.

                    (5)  Determine the net asset value
          of each Fund according to the accounting policies and procedures set forth in the Funds' Prospectus.

                    (6)  Calculate per share net asset
          value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of each Fund.

                    (7)  Communicate, at an agreed upon
          time, the per share price for each valuation date to parties as agreed upon from time to time.

                    (8)  Prepare monthly reports which
          document the adequacy of accounting detail to support month-end ledger balances.

          D.   Tax Accounting Services:

                    (1)  Maintain accounting records
          for the investment portfolio of the Funds to support the tax reporting required for IRS-defined regulated investment companies.

                    (2)  Maintain tax lot detail for
          the investment portfolio.

                    (3)  Calculate taxable gain/loss on
          security sales using the tax lot relief
          method designated by the Company.

                    (4)  Provide the necessary
          financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

          E.   Compliance Control Services:

                    (1)  Support reporting to
          regulatory bodies and support financial
          statement preparation by making the Funds' accounting records available to the Company, the Securities and Exchange Commission, and the outside auditors.

                    (2)  Maintain accounting records
          according to the 1940 Act and regulations provided thereunder.

     2. Pricing of Securities. For each valuation date, obtain prices from a pricing source selected by FTC but approved by the Company's Board of Directors and apply those prices to the portfolio positions of each Fund. For those securities where market quotations are not readily available, the Company's
Board of Directors shall approve, in good faith, the method for determining the fair value for such securities.

     If the Company desires to provide a price which varies from the pricing source, the Company shall promptly notify and supply FTC with the valuation of any such security on each valuation date. All pricing changes made by the Company will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price is effective.

     3.   Changes in Accounting Procedures.  Any
resolution passed by the Board of Directors of the Company that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by FTC.

     4.   Changes in Equipment, Systems, Service, Etc.
FTC reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Company under this Agreement.

     5. Compensation. FTC shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule attached hereto as Schedule B and as mutually agreed upon and amended from time to time.

     6.   Performance of Service.

          A. FTC shall exercise reasonable care in the performance of its duties under this Agreement.
     FTC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FTC's control, except a loss resulting from FTC's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement.
     Notwithstanding any other provision of this Agreement, the Company shall indemnify and hold harmless FTC from and against any and all claims, demands, losses, expenses, and liabilities
     (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FTC may sustain or incur or which may be asserted against FTC by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder
     (i) in accordance with the foregoing standards, or
     (ii) in reliance upon any written or oral instruction provided to FTC by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to FTC and as amended from time to time in writing by resolution of the Board of Directors of the Company.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

          Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

          B.  In order that the indemnification
     provisions contained in this section shall apply, it is understood that if in any case the Company may be asked to indemnify or hold FTC harmless, the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FTC will use all reasonable care to notify the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Company. The Company shall have the option to defend FTC against any claim which may be the subject of this indemnification. In the event that the Company so elects, it will so notify FTC and thereupon the Company shall take over complete defense of the claim, and FTC shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. FTC shall in no case confess any claim or make any compromise in any case in which the Company will be asked to indemnify FTC except with the Company's prior written consent.

          C. FTC shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities
     (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the Company by any person arising out of any action taken or omitted to be taken by FTC as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

     7.   No Agency Relationship.  Nothing herein
contained shall be deemed to authorize or empower FTC to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of, the other party to this Agreement.

     8. Records. FTC shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Company but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. FTC agrees that all such records prepared or maintained by FTC relating to the services to be performed by FTC hereunder are the property of the Company and will be preserved, main tained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.

     9.   Proprietary and Confidential Information.
FTC agrees on behalf of itself and its directors, officers, and employees to treat confidentiality and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

     10.  Data Necessary to Perform Services.  The
Company or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

     11. Notification of Error. The Company will notify FTC of any balancing or control error caused by FTC within three (3) business days after receipt of any reports rendered by FTC to the Company, or within three
(3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

     12. Term of Agreement. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.
However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

     13. Duties in the Event of Termination. In the event that in connection with termination, a successor to any of FTC's duties or responsibilities hereunder is designated by the Company by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which FTC has maintained the same, the Company shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records and other data by such successor.

     14. Notices. Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:
Notice to FTC shall be sent to P.O. Box 2054, Milwaukee, Wisconsin 53201 and notice to the Company shall be sent to Richard D. Brace, AMquest Matrix
Funds, Inc., 4901 NW 17th Way, Suite 407, Fort
Lauderdale, Florida  33309.

     15.  Miscellaneous.  The captions in this
Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held invalid by a court or regulatory agency decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be governed by Wisconsin law, provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the SEC thereunder. This Agreement constitutes the entire
Agreement of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

AMquest Matrix Funds, Inc.            Firstar Trust Company:


By: /s/ Richard D. Brace              By: /s/ Michael R. McVoy
    -------------------------             ---------------------------
    Richard D. Brace, President           Michael R. McVoy, Vice President

Attest: /s/ Donald A. Taylor, Jr.      Attest: /s/ Gail M. Zess
        --------------------------             -----------------------
        Donald A. Taylor, Jr., Secretary       Gail M. Zess

                                                       Schedule A

         SEPARATE SERIES OF AMQUEST MATRIX FUNDS, INC.


          Name of Series                     Date Added

     AMquest Matrix Income Fund          September 27, 1996

     AMquest Matrix Total Return         September 27, 1996

     AMquest Matrix Growth Fund          September 27, 1996


                                                       Schedule B

                 Fund Valuation and Accounting
                      Domestic Portfolios
                      Annual Fee Schedule


Fixed Income Funds

 Annual fee per fund based on market value of assets:
         $25,000 for the first $40,000,000
             2/100 of 1% (2 basis points) on the next $200,000,000 1/100 of 1% (1 basis point) on the balance
 Out-of-pocket expenses, including daily pricing service


Equity/Balance Funds

 Annual fee per fund based on market value of assets:
         $22,000 for the first $40,000,000
             1/100 of 1% (1 basis point) on the next $200,000,000
             5/1000 of 1% (1/2 basis point) on the balance
 Out-of-pocket expenses, including daily pricing service


Money Market Funds

 Annual fee per fund based on market value of assets:
         $25,000 for the first $40,000,000
              1/100 of 1% (1 basis point) on the next $200,000,000
              5/1000 of 1% (1/2 basis point) on the balance
 Out-of-pocket expenses, including daily pricing service



    All fees and out-of-pocket expenses are billed monthly.


                 Fund Valuation and Accounting
                       Asset Pricing Cost



                                   Charge per Item and Valuation
Asset Type                             (daily, weekly, etc.)

Domestic and Canadian Equities                  $0.15

Options                                         $0.15

Corporate/Government/Agency Bonds               $0.50

CMOs                                            $0.80

International Equities and Bonds                $0.50

Municipal Bonds                                 $0.80

Money Market Instruments                        $0.80



               Pricing costs are billed monthly.